Exhibit 99.1
For further information, contact:
Ashley Ammon MacFarlane
Integrated Corporate Relations for TRM Corporation
Office: (203) 682-8200
TRM Corporation Announces Receipt of
Noncompliance Notice from NASDAQ
PORTLAND, Oregon, September 17, 2007 — TRM Corporation (NASDAQ: TRMM) today announced that on September 12, 2007 it received a notice of noncompliance from The NASDAQ Stock Market (“NASDAQ”) indicating that the Company failed to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5) because the bid price of its common stock closed under $1.00 for the last 30 consecutive business days. The letter also stated that in accordance with NASDAQ Marketplace Rule 4450(e)(2), TRM Corporation will be provided 180 calendar days, or until March 10, 2008 to regain compliance.
The NASDAQ letter has no effect on the listing of the Company’s common stock at this time.
To regain compliance, the closing bid price of the Company’s common stock must remain at or above $1.00 per share for a minimum of 10 consecutive business days. If this occurs, NASDAQ will provide written notification that the Company has achieved compliance with the rule.
Should the Company not be able to demonstrate compliance with Rule 4450(a)(5) by March 10, 2008, the NASDAQ staff will provide written notification that its securities will be delisted. At that time, the Company may appeal the staff’s determination to delist its securities to a Listing Qualifications Panel or alternatively, the Company also may consider applying to transfer its securities to The NASDAQ Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 4310(c).
About TRM
TRM Corporation is a consumer services company that provides convenience ATM services in high-traffic consumer environments. TRM’s ATM customer base is widespread, with retailers throughout the United States. TRM operates the second largest non-bank ATM network in the United States.
FORWARD-LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; changes in interest rates; maintaining satisfactory relationships with our banking partners; our ability to continue to reduce attrition in our existing ATM estate and to add new ATMs; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our acquisition strategy. Additional information on these factors, which could affect our financial results, is included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and in our quarterly reports on Form 10-Q for the quarters ended March 30, 2007 and June 30, 2007 under the caption “Risk Factors” and elsewhere in such reports. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
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